Exhibit 10.14

BANK OF THE OZARKS, INC.

STOCK OPTION PLAN

GRANT AGREEMENT

WHEREAS,             (hereinafter called the “Participant”) is an executive officer or key employee of Bank of the Ozarks, Inc. (the “Company”) and/or its Subsidiaries; and

WHEREAS, as part of its compensation programs, the Company has available for award to executive officers and key employees of the Company and its Subsidiaries options to purchase shares of the Company’s Common Stock pursuant to the terms of Bank of the Ozarks, Inc. Stock Option Plan (the “Plan”); and

WHEREAS, the grant of this Option to the Participant and the execution of a Grant Agreement in the form hereof have been duly authorized by the Company’s Board of Directors and the Compensation Committee of the Board of Directors of the Company, to become effective on the Date of Grant (as defined below);

NOW, THEREFORE, effective as of the Date of Grant, the Company grants to the Participant an Option pursuant to the Plan to purchase             shares of Common Stock at a price equal to $            per share, subject to adjustment in certain circumstances as provided below or pursuant to the Plan, and agrees to cause certificates for any shares purchased hereunder to be delivered to the Participant upon payment of the aggregate Option Price in full, all subject, however, to the terms and conditions hereinafter set forth. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement are used as defined in the Plan.

1.	The “Date of Grant” is .

2.	This Option shall become exercisable and expire as to such of the shares herein above specified on the dates and in the amounts as follows:

NUMBER OF SHARES	VESTING DATE (exercisable on or after)	EXPIRATION DATE (expires if not exercised on or before)

Provided, that, the Participant has remained in continuous service from and after the Date of Grant as, and is, on each such respective anniversary date, an employee of the Company or one of its Subsidiaries. To the extent exercisable, this Option may be exercised in whole or in part from time to time, subject to the time limitations set forth above and in paragraph 4 below.

3. This Option shall be exercisable only upon payment to the Company of the aggregate Option Price of the shares with respect to which the Option is exercised. The Option Price shall be payable in cash or by check acceptable to the Company.

If permitted, in the sole judgment of the Company, under applicable securities and other laws, the requirement of payment in cash shall be deemed satisfied if the Participant shall have made arrangements satisfactory to the Company with a broker who is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of the shares being purchased so that the net proceeds of the sale transaction will at least equal the aggregate Option Price and pursuant to which the broker undertakes to deliver the aggregate Option Price to the Company not later than the date on which the sale transaction will settle in the ordinary course of business.

Upon the prior consent of the Compensation Committee or the Board, this Grant Agreement may be unilaterally amended by the Company to provide for the following additional forms of payment of the Option Price: (i) by the transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Compensation Committee or Board, as applicable, for less than six months) having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, or (ii) by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate fair market value per share on the date of exercise equal to the aggregate Option Price or (iii) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (i) and (ii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock.

4. This Grant Agreement shall automatically expire on the earlier of (a) the respective expiration date as shown in paragraph 2 above (the “Specified Term”) or (b) immediately following the lapsing of any of the following exercise periods:

(i) If the Participant terminates employment by reason of long term (at least six months) disability (within the meaning of Section 22(e)(3) of the Code) during the Specified Term, the Option shall be exercisable by the Participant only during the six months following such termination and only to the extent the Option was exercisable (in accordance with paragraph 2 above) on the date of such termination, but in no event after the expiration of the Specified Term.

(ii) If the Participant dies while an employee of the Company or its Subsidiaries during the Specified Term, the Option shall be exercisable by the proper duly qualified and empowered executor, administrator, legatee or distributee of the Participant’s estate only during the twelve months following his death and only to the extent the Option was exercisable (in accordance with paragraph 2 above) on the date of death of the Participant, but in no event after the expiration of the Specified Term.

(iii) If the Participant, following the Date of Grant, ceases to be an employee of the Company or its Subsidiaries for any reason other than disability or death, the Option shall no longer be exercisable on or after the effective date of such termination.

5. This Option is not transferable without (i) the prior written consent of the Compensation Committee or the Board, as applicable, which consent may be withheld or granted in the Compensation Committee’s or the Board’s sole judgment, and (ii) evidence satisfactory to the Compensation Committee or the Board, as applicable, that such transfer will be made in compliance with all federal and state securities laws. This Option is not exercisable except as provided in this Grant Agreement and the Plan.

6. Adjustments shall be made in the Option Price and in the number or kind of shares of Common Stock or other securities covered by this Option to the extent required to prevent dilution or enlargement of the rights of the Participant that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, reorganization, partial or complete liquidation or issuance of rights or warrants to purchase securities of the Company or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Any fractional shares resulting from the foregoing adjustments will be eliminated.

7. Upon each exercise of this Option, the Company as promptly as practicable shall mail or deliver to the Participant a stock certificate or certificates representing the shares then purchased, and shall pay all stamp taxes payable in connection therewith. The issuance of such shares and delivery of the certificate or certificates therefore shall, however, be subject to any delay necessary to complete (a) the listing of such shares on any stock exchange upon which shares of the same class are then listed and (b) such registration or qualification of such shares under any state or federal law, rule or regulation as the Company may determine to be necessary or advisable.

8. Notwithstanding the other provisions contained herein, this Option shall automatically vest and become immediately exercisable by the Participant as to all of the shares of Common Stock covered hereby upon the effective date of the happening of a “change of control”, which term is defined as follows:

(i) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(ii) any person or entity (other than any employee benefit plan or plans of the Company or its subsidiaries or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity) or any group acting in concert, shall acquire or control twenty-five percent (25%) or more of the outstanding voting shares of the Company; provided however, that with respect to any person or entity owning or controlling 10% or more of the outstanding voting shares of the Company as of the effective date of the Plan, either acting alone or in concert with one or more of its wholly-owned subsidiaries, the amount of such voting shares so owned or controlled shall be deducted for purposes of this determination;

(iii) if, upon a merger, combination, consolidation or reorganization of the Company, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately thereafter;

(iv) all or substantially all of the assets of the Company are sold or otherwise disposed of; or

(v) the Compensation Committee or the Board determines, in its sole discretion, that any other business combination or other event (existing or anticipated) shall be deemed a change in control.

EXECUTED effective as of the             day of             .

BANK OF THE OZARKS, INC.

By:
George G. Gleason, II Chairman and Chief Executive Officer

The undersigned Participant hereby acknowledges receipt of an executed original of this Grant Agreement and accepts the option granted thereunder upon the terms and conditions set forth in the Grant Agreement and the Plan.

Participant